Exhibit 99.1

CA Reports Second Quarter Fiscal Year 2009 Results

  Revenue up 4 percent to $1.107 billion
  GAAP earnings per share increases 50 percent to $0.39
  Non-GAAP earnings per share up 28 percent to $0.41
  Cash flow from operations up 13 percent to $218 million
  Company increases full fiscal year 2009 outlook for GAAP and non-GAAP EPS, bookings and cash flow; Revenue in constant currency at low end of guidance
  CA Board of Directors authorizes repurchase of up to $250 million in common stock

ISLANDIA, N.Y.--(BUSINESS WIRE)--October 29, 2008--CA, Inc. (NASDAQ:CA), the world’s leading independent IT management software company, today announced results for its second quarter fiscal year 2009, ended September 30, 2008.

The Company also announced that its Board of Directors has authorized the buyback of up to $250 million of its common shares. The Company will fund the program with available cash on hand and may repurchase shares on the open market from time to time based on market conditions and other factors.

“CA recorded another solid quarter, meeting its objectives in a challenging economic environment,” said John Swainson, CA’s chief executive officer. “Over the past few years we have taken steps to increase efficiency, improve our cost structure, foster stronger and deeper relationships with our customers, and deliver the industry’s most innovative products. These efforts are driving our results. We believe our products remain critical to the success of our customers and that we are well positioned to navigate the current environment.

“Based on our first half performance and our outlook for the remainder of the fiscal year, we are increasing our annual guidance for GAAP and non-GAAP earnings, bookings and cash flow from operations,” Swainson said. “We are updating our revenue outlook to indicate that we anticipate full year total revenue growth to be at the lower end of our guidance.

“The authorization of a share repurchase program,” Swainson said, “is an indication of our strong cash position, confidence in CA’s long-term prospects and our dedication to building shareholder value.”

Total revenue for the second quarter was $1.107 billion, up 4 percent from the $1.067 billion reported in the similar period last fiscal year. During the second quarter, currency had a 4 percent favorable impact on revenue compared to the prior year period. For the first half, revenue was $2.194 billion, up 5 percent from the $2.092 billion reported in the first half of fiscal year 2008. For the first half, currency had a 5 percent favorable impact on revenue.

Total North American revenue was up 3 percent in the second quarter while revenue from international operations was up 4 percent compared with the similar period last year. For the first half, total North America revenue was up 3 percent over the prior year period, while international revenue was up 7 percent.

Total bookings* in the second quarter were $1.502 billion, up 44 percent compared with $1.041 billion in the prior year comparable period. For the first half, total bookings were $2.532 billion, up 31 percent from the first half of fiscal year 2008. Currency had a 3 percent favorable impact on both the second quarter and first half total bookings.

During the second quarter, the Company signed 17 license agreements with incremental values greater than $10 million for a total of $892 million, including a renewal of a contract with a system integrator for several hundred million dollars. This compared with 16 license agreements totaling $334 million in the second quarter of fiscal year 2008.

Weighted average life of subscription and maintenance bookings* in the second quarter increased to 4.14 years, compared with 2.97 years in the prior fiscal year period, due in part to several large contract renewals with durations of five years including the above mentioned contract renewal. When annualized, the year-over-year increase in annualized subscription and maintenance bookings for the quarter was 11 percent. Currency had a 3 percent favorable impact on annualized subscription and maintenance bookings.

Total expenses, before interest and income taxes, for the second quarter were $777 million, a decrease of 6 percent, compared with $823 million in the prior year period. Currency had a 2 percent unfavorable impact on expenses, compared to the comparable prior year period. In the second quarter, GAAP operating income, before interest and income taxes, was $330 million, representing an operating margin of 30 percent, a 7 percentage point improvement from the prior year period. For the first half, total expenses, before interest and income taxes, were $1.556 billion, down 5 percent from the $1.637 billion reported in the similar period last fiscal year. Currency had a 3 percent unfavorable impact on total expenses in the first half of the fiscal year.

On a non-GAAP basis, which excludes purchased software and intangibles amortization, restructuring and other costs, and gains and losses on hedges of operating income relating to future periods, the Company reported second quarter operating expenses of $762 million, down 2 percent from the $779 million reported in the prior year period. Currency had a 2 percent unfavorable impact on non-GAAP expenses. For the first half of the fiscal year, non-GAAP expenses were $1.507 billion, down 3 percent from the $1.548 billion reported in the same period last fiscal year. Currency had a 3 percent unfavorable impact on first half non-GAAP expenses.

For the second quarter, non-GAAP operating income was $345 million, up 20 percent from the $288 million reported in the prior year period and representing a non-GAAP operating margin of 31 percent, a 4 percentage point improvement from the second quarter of fiscal year 2008. For the first half, CA reported non-GAAP operating income of $687 million, up 26 percent from the prior year period.

The Company reported second quarter GAAP net income of $209 million or $0.39 per diluted common share, compared with income of $137 million or $0.26 per diluted common share a year earlier, representing a 50 percent increase in earnings per share. For the first half, CA reported GAAP net income of $409 million, or $0.76 per diluted common share, compared with $266 million, or $0.49 per diluted common share, an increase of 55 percent per diluted common share compared to the prior year period.

CA recorded non-GAAP income of $219 million for the second quarter, or $0.41 per diluted common share, compared with $173 million, or $0.32 per diluted common share, reported a year earlier, representing a 28 percent increase in non-GAAP earnings per share. For the first half, non-GAAP income was $433 million or $0.80 per diluted common share compared with $332 million or $0.61 per diluted common share, an increase of 31 percent per diluted common share from the prior year period.

The Company reported cash flow from operations of $218 million in the second quarter, up 13 percent from the $193 million recorded in the second quarter of fiscal year 2008. For the first half, cash flow from operations was $272 million, up 51 percent from the $180 million reported in the first half of fiscal year 2008.

Capital Structure

The balance of cash, cash equivalents and marketable securities at Sept. 30, 2008, was $2.4 billion. With $2.239 billion in total debt outstanding, the Company has a net cash position of $161 million.

Outlook for Fiscal Year 2009

The Company updated its fiscal year 2009 annual outlook based on current expectations. The following represents “forward-looking statements” (as defined below).

The Company increased its outlook in the following areas:

  Total bookings growth from 10 to 15 percent, up from the previous mid-to-high single digits guidance;
  GAAP earnings per common diluted share to $1.31 to $1.38 from $1.28 to $1.35, an increase over the prior fiscal year of 41 percent to 48 percent. The outlook continues to include about $30 million in charges related to previously disclosed restructuring plans;
  Non-GAAP earnings per share to $1.48 to $1.55 from $1.45 to $1.52 per diluted common share, an increase over the prior fiscal year of 24 percent to 30 percent; and,
  Full-year cash flow from operations of $1.15 billion to $1.20 billion, from $1.15 billion to $1.18 billion, an increase over the prior fiscal year of 4 percent to 9 percent. The outlook continues to include about $120 million in payments related to previously disclosed restructuring plans and relatively flat cash taxes year-over-year.

The Company also said it anticipates that its full year total revenue growth will be at the lower end of its guidance in constant currency at 2 percent. At current currency exchange rates, this translates to reported revenue of about $4.3 billion.

Except as otherwise noted, guidance reflects current foreign currency exchange rates, assumes no material acquisitions and a partial currency hedge of operating income. Guidance does not include any impact from the stock repurchase program announced today.

The Company anticipates approximately 517 million shares outstanding at fiscal 2009 year-end and a weighted average diluted share count of approximately 541 million for the fiscal year. The Company also expects a full-year tax rate on non-GAAP income of approximately 37 percent.

A reconciliation of each non-GAAP measure to its most directly comparable GAAP financial measure is included in the tables provided as part of this press release.

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package as well as a webcast that the Company will host at 4:15 p.m. ET today to discuss its second quarter fiscal year 2009 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.

* As previously disclosed, beginning with the first quarter of fiscal year 2009, the Company has modified the way in which it reports bookings and weighted average life duration in an effort to align these metrics with amounts it expects to recognize as revenue.

About CA

CA (NASDAQ: CA) is the world’s leading independent IT management software company. With CA's Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. For more information, visit www.ca.com.

Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, restructuring and other charges and the gains and losses on hedges of operating income relating to future periods. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the quarter such items arise and the effective tax rate for non-GAAP income generally allocating the impact of such items pro rata to the fiscal year’s remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of the Company’s key financial metrics; given the global nature of the Company’s business, economic factors or political events beyond the Company’s control can affect its business in unpredictable ways; changes to the compensation of the Company’s sales organization and changes to the Company’s sales coverage model and organization could adversely affect the Company’s business, financial condition, operating results and cash flow; if the Company does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; the Company may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; the Company is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; the Company’s business may suffer if it is not able to retain and attract qualified personnel, including key managerial, technical, marketing and sales personnel; failure to adapt to technological change in a timely manner could materially adversely affect the Company’s revenue and earnings; if the Company's products do not remain compatible with ever-changing operating environments, it could lose customers and the demand for its products and services could decrease; the Company may lose access to third party operating systems or certain third party software that the Company uses in daily operations, either of which could delay product development and production; certain software the Company uses is from open source code sources, which, under certain circumstances, may lead to unintended consequences; discovery of errors in the Company’s software could materially adversely affect the Company’s revenue and earnings and subject the Company to product liability claims, which may be costly and time consuming; the Company's credit ratings have been downgraded in the past and could be downgraded further which would require the Company to pay additional interest under its credit agreement and could adversely affect its ability to borrow; the Company has a significant amount of debt; the failure to protect the Company's intellectual property rights and source code would weaken its competitive position; the Company may become dependent upon large transactions with customers; the Company’s sales to government customers subject it to risks, including early termination, audits, investigations, sanctions and penalties; the Company’s software products and the Company’s and customers’ data centers and IT environments may be subject to hacking or other breaches, harming the market perception of the effectiveness of the Company’s products; general economic conditions, including concerns regarding a potential global recession and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector, may lead the Company's customers to delay or forgo technology investments and could have other impacts; the market for some or all of the Company's key product areas may not grow; the use of third party microcode could negatively affect the Company’s product development; the Company may lose access to third party operating systems, which could negatively affect the Company’s product development; third parties could claim that the Company's products infringe their intellectual property rights or that the Company owes royalty payments; fluctuations in foreign currencies could result in translation losses; the Company has outsourced various functions to third parties and these arrangements may not be successful; potential tax liabilities may materially adversely affect the Company’s results; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Copyright © 2008 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue:	2008	2007(1)	2008	2007(1)
Subscription and maintenance revenue	$975	$936	$1,940	$1,843
Professional services	94	95	187	188
Software fees and other	38	36	67	61
Total revenue	1,107	1,067	2,194	2,092
Expenses:
Costs of licensing and maintenance	80	69	155	135
Cost of professional services	84	91	163	186
Amortization of capitalized software costs	29	29	60	58
Selling and marketing	311	317	608	623
General and administrative	110	151	232	283
Product development and enhancements	120	126	243	255
Depreciation and amortization of other intangible assets	37	38	73	77
Other expenses (gains), net	6	(11)	18	(5)
Restructuring and other	-	13	4	25
Total expenses before interest and income taxes	777	823	1,556	1,637
Income before interest and income taxes	330	244	638	455
Interest expense, net	2	13	6	27
Income before income taxes	328	231	632	428
Income tax expense	119	94	223	162
NET INCOME	$209	$137	$409	$266

Basic income per share	$0.41	$0.27	$0.80	$0.51
Basic weighted average shares used in computation	514	512	513	518
Diluted income per share (2)	$0.39	$0.26	$0.76	$0.49
Diluted weighted average shares used in computation (2)	539	537	539	544
(1)	Certain balances have been reclassified to conform to current period presentation.

(2)	Net income and the number of shares used in the computation of diluted EPS was computed by dividing (i) the sum of net income and the after-tax amount of interest expense recognized in the period associated with outstanding dilutive convertible senior notes by (ii) the sum of the weighted average number of common shares outstanding for the period and the weighted average dilutive common share equivalents.

Table 2
CA, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	March 31,
	2008	2008
	(unaudited)

Cash, cash equivalents and marketable securities	$2,400	$2,796
Trade and installment accounts receivable, net	696	970
Deferred income taxes - current	443	623
Other current assets	146	79

Total current assets	3,685	4,468

Installment accounts receivable, due after one year, net	186	234
Property and equipment, net	468	496
Purchased software products, net	143	171
Goodwill	5,337	5,351
Deferred income taxes - noncurrent	250	293
Other noncurrent assets, net	725	743

Total assets	$10,794	$11,756

Current portion of long-term debt and loans payable	10	361
Deferred revenue (billed or collected) - current	2,173	2,664
Deferred income taxes - current	93	106
Other current liabilities	818	1,147

Total current liabilities	3,094	4,278

Long-term debt, net of current portion	2,229	2,221
Deferred income taxes - noncurrent	122	200
Deferred revenue (billed or collected) — noncurrent	991	1,036
Other noncurrent liabilities	273	312

Total liabilities	6,709	8,047

Common stock	59	59
Additional paid-in capital	3,526	3,566
Retained earnings	2,540	2,173
Accumulated other comprehensive loss	(148)	(101)
Treasury stock	(1,892)	(1,988)

Total stockholders’ equity	4,085	3,709

Total liabilities and stockholders’ equity	$10,794	$11,756

Table 3
CA, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	September 30,
	2008	2007(1)
OPERATING ACTIVITIES:
Net income	$209	$137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66	67
Provision for deferred income taxes	40	30
Provision for bad debts	11	17
Non-cash share based compensation expense and defined contribution plan	29	34
Gain on sale and disposal of assets	(1)	-
Foreign currency transaction losses (gains) – before taxes	4	(12)
(Increase) decrease in trade and current installment accounts receivable, net	(24)	116
Decrease (increase) in noncurrent installment accounts receivable, net	40	(17)
Decrease in deferred revenue (billed or collected) – current & noncurrent	(176)	(208)
Increase in taxes payable, net	66	28
Decrease in accounts payable, accrued expenses and other	(48)	(5)
Increase in accrued salaries, wages and commissions	20	27
Restructuring and other, net	(26)	(7)
Changes in other operating assets and liabilities	8	(14)
NET CASH PROVIDED BY OPERATING ACTIVITIES	218	193
INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(1)	(11)
Settlements of purchase accounting liabilities	(1)	(3)
Purchases of property and equipment	(22)	(32)
Proceeds from sale of assets	5	-
Sale of marketable securities, net	-	1
Decrease (increase) in restricted cash	1	(1)
Capitalized software development costs	(35)	(27)
NET CASH USED IN INVESTING ACTIVITIES	(53)	(73)
FINANCING ACTIVITIES:
Dividends paid	(20)	(21)
Debt repayments and debt issuance costs, net	(4)	(5)
Exercise of common stock options and other	2	5
NET CASH USED IN FINANCING ACTIVITIES	(22)	(21)
INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
EFFECT OF EXCHANGE RATE CHANGES ON CASH	143	99
Effect of exchange rate changes on cash	(154)	60
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11)	159
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,410	1,729
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,399	$1,888
(1)	Certain balances have been reclassified to conform to current period presentation.

Table 4
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Net Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Total revenue	$1,107	$1,067	$2,194	$2,092
Total expenses before interest and income taxes	777	823	1,556	1,637

Income before interest and income taxes (1)	330	244	638	455
GAAP Operating Margin (% of revenue)	30%	23%	29%	22%

Non-GAAP operating adjustments:
Purchased software amortization	14	15	29	30
Intangibles amortization	13	16	26	34
Restructuring and other	-	13	4	25
Hedging gains, net (2)	(12)	-	(10)	-
Total non-GAAP operating adjustments	15	44	49	89
Non-GAAP income before interest and income taxes	345	288	687	544
Non-GAAP Operating Margin (% of revenue) (3)	31%	27%	31%	26%

Interest expense, net	2	13	6	27
Interest on dilutive convertible bonds	(2)	(2)	(4)	(4)
Non-GAAP income before income taxes	345	277	685	521

Income tax provision (4)	126	104	252	189

Non-GAAP income	$219	$173	$433	$332

Non-GAAP diluted EPS (5)	$0.41	$0.32	$0.80	$0.61
Diluted weighted average shares used in computation(5)	539	537	539	544
(1)	See the Condensed Consolidated Statement of Operations in Table 1 for a bridge from income before interest and income taxes to net income.

(2)	Consists of (gains) losses on hedges of operating income relating to future periods.

(3)	Excluding stock based compensation of $23 and $28, non-GAAP operating margin would have been 33% and 30% for the three months ended September 30, 2008 and 2007, respectively. On a year to date basis, excluding stock based compensation of $48 and $49, non-GAAP operating margin would have been 34% and 28% for the six months ended September 30, 2008 and 2007, respectively.

(4)	The effective tax rate on non-GAAP income is the Company’s provision for income taxes expressed as a percentage of non-GAAP income before income taxes. Such tax rate is determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

(5)	Non-GAAP income and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 5
CA, Inc.
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Income per Share
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2008	2007	2008	2007

Total expenses before interest and income taxes	$777	$823	$1,556	$1,637

Non-GAAP operating adjustments:
Purchased software amortization	14	15	29	30
Intangibles amortization	13	16	26	34
Restructuring and other	-	13	4	25
Hedging gains, net (1)	(12)	-	(10)	-
Total non-GAAP operating adjustments	15	44	49	89

Total non-GAAP operating expenses	$762	$779	$1,507	$1,548

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted Income per Share	2008	2007	2008	2007

GAAP diluted income per share	$0.39	$0.26	$0.76	$0.49

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.04	0.04	0.07	0.08
Restructuring and other charges	-	0.02	-	0.03
Hedging gains, net (1)	(0.01)	-	(0.01)	-
Non-GAAP effective tax rate adjustments (2)	(0.01)	0.00	(0.02)	0.01

Non-GAAP diluted income per share	$0.41	$0.32	$0.80	$0.61
(1)	Consists of (gains) losses on hedges of operating income relating to future periods.

(2)	The effective tax rate on non-GAAP income is the Company’s provision for income taxes expressed as a percentage of non-GAAP income from operations before income taxes. Such tax rate is determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(in millions)
(unaudited

	Three Months Ended		Six Months Ended
	September 30, 2008		September 30, 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before income taxes(1)	$328	$345	$632	$685

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	115	121	221	240

Adjustments for discrete items and state tax provision(2)	4	5	2	12

Total tax expense	119	126	223	252

Effective tax rate(3)	36%	37%	35%	37%
(1)	See Table 4 for a reconciliation of income before interest and income taxes on a GAAP basis to income before income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year’s remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income is the Company’s provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively. Such tax rates are determined based on an estimated effective full year tax rate and the impacts of certain discrete items (such as decreases in non-US tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 7
CA, Inc.
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
	March 31, 2009

Projected GAAP diluted EPS from operations range	$1.31	$1.38

Non-GAAP adjustments from operations, net of taxes
Purchased software and intangibles amortization	0.12	0.12
Restructuring and other charges	0.04	0.04
Impact from convertible senior notes	0.01	0.01

Non-GAAP projected diluted operating EPS range	$1.48	$1.55
Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA, Inc.
Public Relations
Dan Kaferle, 631-342-2111
daniel.kaferle@ca.com
or
Investor Relations
Carol Lu, 212-415-6920
carol.lu@ca.com